NEWS RELEASE
-----------------------------------------------------------------------------
MEDIA CONTACT:                          WORLDWIDE LEADER IN BEARINGS AND STEEL
Carol A. Titus
Communications Manager
(330) 471-3757
www.timken.com/media

INVESTOR CONTACT:
Kevin R. Beck
Manager - Investor Relations
(330) 471-7181



                     TIMKEN ANNOUNCES THIRD QUARTER RESULTS
                     --------------------------------------

     CANTON, OH - October 23, 2003 - The Timken Company (NYSE: TKR) today announced results for the third quarter, which were in line with earnings guidance.
     For the quarter ended September 30, sales increased 50 percent to $938.0 million from $628.6 million a year ago, due primarily to the acquisition of The Torrington Company. Excluding the effects of Torrington, sales were up 5 percent.
     In the third quarter, the company reported a net loss of $1.3 million, or a loss of $0.01 per diluted share. The third quarter included net expense of $0.05 per share for restructuring and integration activities related to the acquisition of Torrington. Excluding these special items, adjusted net income was $3.6 million or $0.04 per diluted share, within earnings guidance of $0.00 to $0.05 per share. Third-quarter performance benefited from higher revenues but was negatively affected by a decline in North American automobile production, continued issues impacting the performance of manufacturing in the Automotive Group and high raw material and natural gas costs affecting the Steel Group.



                                                                        - more -

                   Carol A. Titus                Kevin R. Beck
                   Mail Code:  GNW-37            Mail Code: GNE-26
                   1835 Dueber Avenue, S.W.      1835 Dueber Avenue, S.W.
                   P.O. Box 6932                 P.O. Box 6928
                   Canton, OH 44706-0932 U.S.A.  Canton, Ohio  44706-0928 U.S.A.
                   Telephone: 330-471-3757       Telephone:  330-471-7181
                   Facsimile:  330-471-4118      Facsimile:  330-471-2792
THE TIMKEN COMPANY e-mail: titusc@timken.com     e-mail: beckk@timken.com
                           -----------------             ----------------

     Excluding the effects of the company's acquisition of Torrington and special items, Timken estimates adjusted third quarter earnings would have been $0.11 per diluted share. For the year, the company continues to expect the acquisition to be neutral to slightly accretive.
     For the third quarter of 2002, the company reported net income of $1.8 million or $0.03 per diluted share. Excluding charges for restructuring and reorganization, adjusted net income for the third quarter of 2002 was $10.6 million or $0.17 per diluted share.
     "While we achieved sales increases in challenging markets, we recognize the need to improve our earnings performance," said James W. Griffith, president & CEO. "Despite reports of a strengthening economy in the U.S., we continue to suffer the effects of slow recovery in key markets as well as higher raw material and energy costs. We have taken steps to reduce our cost structure as part of our ongoing operations improvement programs, and we reduced debt. Additionally, the integration of Timken and Torrington has produced approximately $15 million in pretax savings to date, and we expect to achieve our target of $20 million of annualized pretax savings by year-end and $80 million by 2005."
         As part of the integration of Torrington, the company recently:

[ ] Reached an agreement in principle to sell the airframe operations in Torrington, Conn., and expects to close the transaction by year-end;

[ ] Reached an agreement to sell the assets of the Rockford, Ill., bearing plant, which will cease operations in the fourth quarter;

[ ] Moved production from the Darlington, England, bearing plant to other facilities and prepared to close the plant in the fourth quarter;

[ ] Strengthened the management team in Europe to speed integration activities and to drive profitable growth in that region;

[ ] Continued integration of engineering, customer service and administrative functions.

THE TIMKEN COMPANY

During the quarter the company announced changes in its Automotive Group to drive improvements in manufacturing operations and better leverage the combination of Timken and Torrington. The company also announced it was reducing employment by more than 900 positions in the second half of 2003, and approximately 540 positions have been eliminated to date.
     Total debt at the end of the third quarter was $939 million, down $78 million from the second quarter.
     In the third quarter, Timken contributed $101 million to its domestic pension plans, with year-to-date cash contributions to these plans now totaling $169 million. Also during the quarter, the company sold its interest in a needle bearing manufacturing joint venture with NSK Ltd. for $146 million before taxes.
     In October, the company completed a public offering of approximately 12.9 million shares of its common stock. This included approximately 9.4 million shares held by Ingersoll-Rand Company, which it received as part of the purchase price for Torrington, and 3.5 million shares sold by Timken. The company used the net proceeds of approximately $55 million from the sale of the 3.5 million shares to further reduce debt.
     "Our debt reduction actions underscore our commitment to maintain a strong balance sheet," said Mr. Griffith. "We will continue to take actions to increase profitability and to generate cash through improved working capital management, focused capital expenditures and asset dispositions."
     In the first nine months, sales were $2.8 billion, compared with $1.9 billion in 2002. The company reported earnings of $0.17 per diluted share for the first nine months of 2003 versus earnings of $0.04 in 2002. The first nine months of 2002 included a goodwill impairment write-off of $0.21 per diluted share for the cumulative effect of a change in accounting principle.

THE TIMKEN COMPANY

     Excluding special items, the company had adjusted earnings of $0.40 per diluted share for the first nine months versus $0.68 in 2002. Excluding the effects of the Torrington acquisition and special items, sales for the first nine months were $2.0 billion, up 7 percent over 2002, and adjusted earnings were $0.51 per diluted share.
     The segment results that follow exclude special charges for all periods. They also reflect for all periods a reorganization of the Automotive and Industrial Groups that occurred in the first quarter of 2003. Automotive distribution operations are now reported as part of the Industrial Group. Additionally, company sales to emerging markets -- principally in central and eastern Europe and Asia--previously were reported as part of the Industrial Group. Emerging market sales to automotive original equipment manufacturers are now included in the Automotive Group.
     AUTOMOTIVE GROUP RESULTS
     For the third quarter, Automotive Group sales were $346.8 million, compared with $184.7 million a year ago, with most of the increase due to the Torrington acquisition and new product introductions.
     The Automotive Group recorded a third-quarter loss of $8.5 million before interest and taxes versus a loss of $4.1 million a year ago. Excluding Torrington, third quarter sales were $194.8 million, and the Automotive Group recorded a loss of $4.8 million before interest and taxes.
     Automotive Group performance reflected growth in its traditional Timken(R) tapered roller bearing business, offset by lower sales in the former Torrington(R) needle bearing business. Demand for Timken tapered roller bearing products grew approximately 5 percent over the prior year, despite an estimated 2 percent decline in North American light truck production and an 11 percent drop in medium and heavy truck production. The growth in Timken product sales was fueled by new product introductions for light trucks. Torrington product sales were negatively

THE TIMKEN COMPANY
impacted by an estimated 20 percent decline in passenger car production by the Big 3 automobile makers, compared with the prior year. Automotive results also were negatively affected by new process start-up costs associated with Advanced Green Components, a manufacturing joint venture to produce hot-forged, cold-forged and machined rings used in bearing manufacture. During the quarter, the Automotive Group continued to sharpen its focus on aggressive implementation of plans and tactics to improve manufacturing performance.
     For the first nine months, Automotive Group sales were $1.0 billion, compared with $564.1 million in the same period in 2002. Earnings before interest and taxes (EBIT) were $7.4 million, compared with $3.4 million in 2002. Excluding the effects of the Torrington acquisition, the Automotive Group had sales of $610.9 million and a loss of $2.6 million in the first nine months of 2003.
     INDUSTRIAL GROUP RESULTS
     Industrial Group sales in the third quarter were $386.5 million, compared with $239.7 million in 2002. The sales increase reflected the addition of Torrington, the effect of currency translation and growth in certain markets.
     EBIT was $35.1 million, compared with $24.3 million a year earlier. Excluding Torrington, sales were $262.4 million and EBIT was $31.5 million. The Industrial Group benefited from continued growth in the automotive distribution business, improved performance in the rail business and in Europe, exiting of low-margin business and manufacturing cost reductions. Continuing weakness in industrial markets and high levels of distributor inventories for Torrington industrial products dampened the positive impact of these factors. The company continues to work with its distributors in managing inventory levels.
     For the first nine months, Industrial Group sales were $1.1 billion, compared with $724.1 million a year earlier. EBIT for the first nine months was $83.5 million versus $55.3 million in

THE TIMKEN COMPANY

2002. Excluding the effect of Torrington, sales for the first nine months of 2003 were $773.0 million and EBIT was $79.1 million.
     STEEL GROUP RESULTS
     For the third quarter, Steel Group sales were $236.6 million, down from $246.8 million a year ago. Steel demand continues to be weak with no signs of a general industrial economic recovery.
     The group recorded a loss of $5.6 million before interest and taxes, compared with EBIT of $5.6 million in the third quarter of 2002. Margins were negatively affected by high raw material and natural gas costs, lower sales, changes in product mix and lower capacity utilization. During the quarter, operations were curtailed intermittently to control labor costs and inventory levels, in response to lower demand. The Steel Group also implemented price increases and surcharges to recover a portion of raw material costs.
     For the first nine months, Steel Group sales were $769.2 million, compared with $740.6 million in the same period a year ago. The Group recorded a loss of $1.8 million for the first nine months, compared with EBIT of $32.3 million in the same period a year ago.
     OUTLOOK
     The company reaffirms its earnings guidance for the full year of 2003 of $0.45 to $0.60 per diluted share, excluding special items.
     "We are continuing to strengthen the company through new business development, operations improvements, aggressive cost management and debt reduction," said Mr. Griffith. "These steps will provide a solid footing for the long-anticipated upturn in our key markets. Yet even without an economic recovery, we believe that our current actions will have a positive impact on our performance in the coming year."

THE TIMKEN COMPANY

     The company will host a conference call for investors and analysts today to discuss financial results.

         Conference Call:  Thursday, October 23
                                    11 a.m. - Noon   Eastern Time

         All Callers, Live Dial-In:  706-634-0975
         (Call in 10 minutes prior to be included.)

         Replay Dial-In:  706-645-9291
         Replay Passcode:  2764988

         Live Webcast:  www.timken.com.

         The Timken Company (www.timken.com) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, and a provider of related products and services. Following its February 2003 acquisition of The Torrington Company, Timken employed 28,000 people worldwide with operations in 29 countries. In 2002, the combined companies had sales of approximately $3.8 billion.

     Certain statements in this news release (including statements regarding the Company's forecasts, beliefs and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: uncertainties in both timing and amount, if any, of actual benefits realized through the integration of Torrington with Timken's operations and the timing and amount of the resources required to achieve those results; risks associated with diversion of management's attention from operations during the integration process; risks associated with the greater level of debt associated with the acquisition; and the impact on operations of general economic conditions, higher raw material and energy costs, the cyclicality of the Company's business, customer demand and the Company's ability to achieve the benefits of its ongoing programs, including the implementation of its manufacturing transformation and rationalization activities. These and additional factors are described in greater detail in the Company's Prospectus Supplements dated February 11, 2003 and October 15, 2003 relating to the offerings of the Company's common stock, in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, in the Company's 2002 Annual Report, page 47, and in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003. The Company undertakes no obligation to update or revise any forward-looking statement.

                                       ###


THE TIMKEN COMPANY

                                       8

CONSOLIDATED STATEMENT OF INCOME                                                                 AS REPORTED
----------------------------------------------------------------------------------------------------------------------------------
(THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)                       3Q 03               3Q 02   Nine Months 03     Nine Months 02
----------------------------------------------------------------------------------------------------------------------------------
Net sales                                                          $938,012            $628,591    $2,766,272          $1,905,177
Cost of products sold                                               790,161             515,271     2,319,787           1,543,833
Integration/Reorganization expenses - cost of products sold             241               2,058        10,540               7,139
----------------------------------------------------------------------------------------------------------------------------------
    GROSS PROFIT                                                   $147,610            $111,262      $435,945            $354,205
Selling, administrative & general expenses (SG&A)                   123,601              84,999       350,537             259,212
Integration/Reorganization expenses - SG&A                            4,853               2,383        18,385               7,167
Impairment and restructuring                                          1,883               7,703         2,736              24,986
----------------------------------------------------------------------------------------------------------------------------------
    OPERATING INCOME                                                $17,273             $16,177       $64,287             $62,840
Other expense                                                        (6,485)             (3,415)       (8,380)            (12,490)
Special charges - other income (expense)                               (974)                  -         2,197                   -
----------------------------------------------------------------------------------------------------------------------------------
    EARNINGS BEFORE INTEREST AND TAXES (EBIT)                        $9,814             $12,762       $58,104             $50,350
Interest expense                                                    (12,369)             (8,072)      (35,644)            (23,996)
Interest income                                                         430                 294           848                 991
----------------------------------------------------------------------------------------------------------------------------------
    INCOME BEFORE INCOME TAXES AND CUMULATIVE
      EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                      ($2,125)             $4,984       $23,308             $27,345
Provision for income taxes                                             (850)              3,147         9,323              12,360
                                                               -------------------------------------------------------------------
    INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
      ACCOUNTING PRINCIPLE                                          ($1,275)             $1,837       $13,985             $14,985
Cumulative effect of change in accounting
      principle (net of income tax benefit of $7,786)                     -                   -             -             (12,702)
                                                               -------------------------------------------------------------------
    NET INCOME (LOSS)                                               ($1,275)             $1,837       $13,985              $2,283
                                                               ===================================================================
   EARNINGS PER SHARE:
     INCOME BEFORE ACCOUNTING CHANGE                                 ($0.01)              $0.03         $0.17               $0.25
     CUMULATIVE EFFECT OF ACCOUNTING CHANGE                           $0.00               $0.00         $0.00              ($0.21)
                                                               -------------------------------------------------------------------
   EARNINGS PER SHARE                                                ($0.01)              $0.03         $0.17               $0.04
                                                               ===================================================================

   EARNINGS PER SHARE-ASSUMING DILUTION:
     INCOME BEFORE ACCOUNTING CHANGE                                 ($0.01)              $0.03         $0.17               $0.25
     CUMULATIVE EFFECT OF ACCOUNTING CHANGE                           $0.00               $0.00         $0.00              ($0.21)
                                                               -------------------------------------------------------------------
   EARNINGS PER SHARE-ASSUMING DILUTION                              ($0.01)              $0.03         $0.17               $0.04
                                                               ===================================================================
Average Shares Outstanding                                       85,568,394          61,091,924    81,109,433          60,459,277
Average Shares Outstanding-assuming dilution                     85,568,394     (4)  61,430,256    81,285,394          60,998,543
==================================================================================================================================

CONSOLIDATED STATEMENT OF INCOME                                                         ADJUSTED (1)
---------------------------------------------------------------------------------------------------------------------------------
(THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)                    3Q 03           3Q 02         Nine Months 03      Nine Months 02
---------------------------------------------------------------------------------------------------------------------------------
Net sales                                                        $938,012       $628,591          $2,766,272          $1,905,177
Cost of products sold                                             790,161        515,271           2,319,787           1,543,833
Integration/Reorganization expenses - cost of products sold             -              -                   -                   -
---------------------------------------------------------------------------------------------------------------------------------
    GROSS PROFIT                                                 $147,851       $113,320            $446,485            $361,344
Selling, administrative & general expenses (SG&A)                 123,601         84,999             350,537             259,212
Integration/Reorganization expenses - SG&A                              -              -                   -                   -
Impairment and restructuring                                            -              -                   -                   -
---------------------------------------------------------------------------------------------------------------------------------
    OPERATING INCOME                                              $24,250        $28,321             $95,948            $102,132
Other expense                                                      (6,485)        (3,415)             (8,380)            (12,490)
Special charges - other income (expense)                                -              -                   -                   -
---------------------------------------------------------------------------------------------------------------------------------
    EARNINGS BEFORE INTEREST AND TAXES (EBIT)                     $17,765        $24,906             $87,568             $89,642
Interest expense                                                  (12,369)        (8,072)            (35,644)            (23,996)
Interest income                                                       430            294                 848                 991
---------------------------------------------------------------------------------------------------------------------------------
    INCOME BEFORE INCOME TAXES AND CUMULATIVE

      EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                     $5,826        $17,128             $52,772             $66,637
Provision for income taxes                                          2,214          6,497              20,053              25,338
                                                              -------------------------------------------------------------------
    INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN

      ACCOUNTING PRINCIPLE                                         $3,612        $10,631             $32,719             $41,299
Cumulative effect of change in accounting
      principle (net of income tax benefit of $7,786)                   -              -                   -                    -
                                                              -------------------------------------------------------------------
    NET INCOME (LOSS)                                              $3,612        $10,631             $32,719             $41,299
                                                              ===================================================================
   EARNINGS PER SHARE:

     INCOME BEFORE ACCOUNTING CHANGE                                $0.04          $0.17               $0.40               $0.68
     CUMULATIVE EFFECT OF ACCOUNTING CHANGE                             -              -                   -                   -
                                                              -------------------------------------------------------------------
   EARNINGS PER SHARE                                               $0.04          $0.17               $0.40               $0.68
                                                              ===================================================================

   EARNINGS PER SHARE-ASSUMING DILUTION:

     INCOME BEFORE ACCOUNTING CHANGE                                $0.04          $0.17               $0.40               $0.68
     CUMULATIVE EFFECT OF ACCOUNTING CHANGE                             -              -                   -                   -
                                                              -------------------------------------------------------------------
   EARNINGS PER SHARE-ASSUMING DILUTION                             $0.04          $0.17               $0.40               $0.68
                                                              ===================================================================

Average Shares Outstanding                                     85,568,394     61,091,924          81,109,433          60,459,277
Average Shares Outstanding-assuming dilution                   85,687,410     61,430,256          81,285,394          60,998,543
=================================================================================================================================

BUSINESS SEGMENTS
----------------------------------------------------------------------------------------------------------------------------------
(THOUSANDS OF U.S. DOLLARS)                                      3Q 03           3Q 02         NINE MONTHS 03       Nine Months 02
----------------------------------------------------------------------------------------------------------------------------------
AUTOMOTIVE GROUP (3)
--------------------
Net sales to external customers                                  $346,804       $184,671          $1,021,458            $564,122
Impairment and restructuring                                            -              -                   -                   -
Integration/Reorganization expenses                                     -              -                   -                   -
Earnings before interest and taxes (EBIT) * (2)                   ($8,459)       ($4,078)             $7,398              $3,416
EBIT Margin                                                         -2.4%          -2.2%                0.7%                0.6%

INDUSTRIAL GROUP (3)
--------------------
Net sales to external customers                                  $386,407       $239,697          $1,080,951            $724,117
Intersegment sales                                                    136              -                 481                   -
                                                              -------------------------------------------------------------------
Total net sales                                                  $386,543       $239,697          $1,081,432            $724,117
Impairment and restructuring                                            -              -                   -                   -
Integration/Reorganization expenses                                     -              -                   -                   -
Earnings before interest and taxes (EBIT) * (2)                   $35,100        $24,271             $83,489             $55,341
EBIT Margin                                                          9.1%          10.1%                7.7%                7.6%

STEEL GROUP
-----------
Net sales to external customers                                  $204,801       $204,223            $663,863            $616,938
Intersegment sales                                                 31,815         42,623             105,371             123,655
                                                              -------------------------------------------------------------------
Total net sales                                                  $236,616       $246,846            $769,234            $740,593
Impairment and restructuring                                            -              -                   -                   -
Integration/Reorganization expenses                                     -              -                   -                   -
Earnings before interest and taxes (EBIT) * (2)                   ($5,609)        $5,592             ($1,826)            $32,279
EBIT Margin                                                         -2.4%           2.3%               -0.2%                4.4%


* Automotive Bearings, Industrial Bearings and Steel EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(1) "Adjusted" statements exclude the impact of impairment and restructuring and integration/reorganization charges for all quarters shown, special charges and cumulative effect of change in accounting principle recognized in 2002 and 2003.

(2) EBIT is defined as operating income (loss) plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of our business segments, and EBIT disclosures are responsive to investors.

(3) Automotive Group and Industrial Group 2002 segment results have been adjusted for the 2003 reclassification of Automotive Aftermarket and Emerging Markets' results.

(4)  The addition of 119,016 shares would result in antidilution.

RECONCILIATION OF GAAP NET INCOME AND EPS - BASIC AND DILUTED AS PREVIOUSLY DISCLOSED.

This reconciliation is provided as additional relevant information about the company's performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company's performance, and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and integration/reorganization costs, one-time gains/losses on sales of assets, Continued Dumping and Subsidy Offset Act (CDSOA) receipts and payments and cumulative effect of change in accounting principle.


                                                                 -----------------------------------------------------
                                                                              3Q 03                     3Q 02
-----------------------------------------------------------------------------------------------------------------------
(THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)                              $          EPS          $            EPS
-----------------------------------------------------------------------------------------------------------------------

Net income                                                               ($1,275)    ($0.01)      $1,837         $0.03

Integration expense - inventory write-up - cost of products sold               -          -            -             -
Reorganization expense - cost of products sold                               241       0.00        2,058          0.03
Integration/Reorganization expenses - SG&A                                 4,853       0.06        2,383          0.04
Impairment and restructuring                                               1,883       0.02        7,703          0.12
Special charges - other income (expense)
  LOSS (GAIN) ON SALE OF ASSETS                                                           -            -             -
  CDSOA REPAYMENT (3)                                                          -          -            -             -
  ACQUISITION-RELATED UNREALIZED CURRENCY EXCHANGE GAINS                       -          -            -             -
  PRIOR RESTRUCTURING ACCRUAL REVERSAL                                       974       0.01            -             -
Tax effect of special items                                               (3,064)     (0.04)      (3,350)        (0.05)
Cumulative effect of change in accounting principle                            -          -            -             -
                                                                 ------------------------------------------------------
Adjusted net income                                                       $3,612      $0.04      $10,631         $0.17
Impact of Torrington acquisition (4)                                       3,385      $0.07
                                                                 -----------------
Adjusted net income, excluding Torrington acquisition                     $6,997      $0.11
Average shares outstanding, assuming dilution                         85,687,410
Impact of Torrington acquisition (4)                                 (22,024,449)
                                                                 ----------------
Adjusted average shares outstanding - assuming dilution               63,662,961


                                                                   ------------------------------------------------------
                                                                         NINE MONTHS 03               Nine Months 02
-------------------------------------------------------------------------------------------------------------------------
(THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)                          $               EPS           $             EPS
-------------------------------------------------------------------------------------------------------------------------

Net income                                                          $13,985           $0.17         $2,283         $0.04

Integration expense - inventory write-up - cost of products sold      6,897  (1)       0.08              -             -
Reorganization expense - cost of products sold                        3,643  (2)       0.04          7,139          0.12
Integration/Reorganization expenses - SG&A                           18,385            0.23          7,167          0.12
Impairment and restructuring                                          2,736            0.03         24,986          0.40
Special charges - other income (expense)
  LOSS (GAIN) ON SALE OF ASSETS                                      (3,107)          (0.04)             -             -
  CDSOA REPAYMENT (3)                                                 2,808            0.04              -             -
  ACQUISITION-RELATED UNREALIZED CURRENCY EXCHANGE GAINS             (1,930)          (0.02)             -             -
  PRIOR RESTRUCTURING ACCRUAL REVERSAL                                   32            0.00              -             -
Tax effect of special items                                         (10,730)          (0.13)       (12,978)        (0.21)
Cumulative effect of change in accounting principle                       -               -         12,702          0.21
                                                                 --------------------------------------------------------
Adjusted net income                                                 $32,719           $0.40        $41,299         $0.68
Impact of Torrington acquisition (4)                                   (272)          $0.11
                                                                 ----------
Adjusted net income, excluding Torrington acquisition               $32,447           $0.51
Average shares outstanding, assuming dilution                    81,285,394
Impact of Torrington acquisition (4)                            (17,658,534)
                                                                 ----------
Adjusted average shares outstanding - assuming dilution          63,626,860




(1) Represents a one-time inventory write-up related to purchase price accounting.

(2)  Costs associated with the Duston, England plant closure.

(3) One-time repayment of CDSOA funds in 2003, due to a miscalculation by the U.S. Treasury Department of funds received in 2002.

(4) Impact of Torrington acquisition includes acquisition earnings, financing and synergies.



RECONCILIATION OF 3Q 03 TIMKEN COMPANY AND IMPACT OF TORRINGTON ACQUISITION FOR BUSINESS SEGMENTS

                                               3Q 03 ADJUSTED (5)                    NINE MONTHS 03 ADJUSTED (5)
                                     --------------------------------------       -------------------------------------
                                                    IMPACT OF                                  IMPACT OF
                                      TIMKEN        TORRINGTON    TIMKEN          TIMKEN        TIMKEN       TIMKEN
                                      COMPANY       ACQUISITION  STANDALONE       COMPANY     ACQUISITION   STANDALONE
                                     ---------------------------------------      --------------------------------------
AUTOMOTIVE GROUP
----------------
Net sales to external customers         $346,804      $152,035     $194,769       $1,021,458     $410,552      $610,906
EBIT                                     ($8,459)      ($3,651)     ($4,808)          $7,398      $10,031       ($2,633)
EBIT Margin                                -2.4%         -2.4%        -2.5%             0.7%         2.4%         -0.4%

INDUSTRIAL GROUP
----------------
Net sales to external customers         $386,407      $124,119     $262,288       $1,080,951     $308,454      $772,497
Intersegment sales                           136             -          136              481            -           481
                                     ---------------------------------------      --------------------------------------
Total net sales                         $386,543      $124,119     $262,424       $1,081,432     $308,454      $772,978
EBIT                                     $35,100        $3,574      $31,526          $83,489       $4,415       $79,074
EBIT Margin                                 9.1%          2.9%        12.0%             7.7%         1.4%         10.2%

STEEL GROUP
-----------
Net sales to external customers         $204,801             -     $204,801         $663,863            -      $663,863
Intersegment sales                        31,815             -       31,815          105,371            -       105,371
                                     ---------------------------------------      --------------------------------------
Total net sales                         $236,616             -     $236,616         $769,234            -      $769,234
EBIT                                     ($5,609)            -      ($5,609)         ($1,826)           -       ($1,826)
EBIT Margin                                -2.4%             -        -2.4%            -0.2%            -         -0.2%

CONSOLIDATED
------------
Net sales to external customers         $938,012      $276,154     $661,858       $2,766,272     $719,006    $2,047,266
Total EBIT for reportable segments       $21,032           (77)     $21,109          $89,061       14,446       $74,615
  Intersegment adjustments                (3,267)            -       (3,267)          (1,493)           -        (1,493)
                                     ---------------------------------------      --------------------------------------
Total EBIT                               $17,765          ($77)     $17,842          $87,568      $14,446       $73,122
EBIT Margin                                 1.9%          0.0%         2.7%             3.2%         2.0%          3.6%

(5) "Adjusted" statements exclude the impact of impairment and restructuring and integration/reorganization expenses and special items for all quarters shown.

RECONCILIATION OF TOTAL DEBT AS OF SEPTEMBER 30, 2003

Short-term debt and commercial paper    $240,971
Long-term debt                           698,464
                                        --------
  Total Debt as of September 30, 2003   $939,435
                                        ========

RECONCILIATION OF OUTLOOK INFORMATION

Expected net income per diluted share for the full year excludes special items. Examples of such special items include impairment and restructuring, integration/reorganization expenses and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any payments under the CDSOA in 2003 and if so, in what amount. If we do receive any CDSOA payments, they will be received in the fourth quarter.

-----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS                           For the three months ended         For the nine months ended
                                                                 SEP 30           SEP 30           SEP 30             SEP 30
(THOUSANDS OF U.S. DOLLARS)                                       2003             2002             2003               2002
-----------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED (USED)
OPERATING ACTIVITIES
Net Income                                                       ($1,275)          $1,837          $13,985            $2,283
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Cumulative effect of accounting change                               -                -                -            12,702
  Depreciation and amortization                                   57,060           37,101          146,012           110,956
  Loss (Gain) on disposals of property, plant and equipment        1,306           (4,916)            (648)           (8,855)
  Provision for deferred income taxes                             (1,258)            (476)           2,634            23,557
  Stock issued in lieu of cash to employee benefit plans              21             (788)           2,301             4,628
  Changes in impairment and restructuring charges - net                -           (4,297)               -           (13,368)
  Changes in operating assets and liabilities:
    Accounts receivable                                          (18,360)           5,075          (57,524)          (64,254)
    Inventories                                                    5,713          (11,757)         (13,036)          (35,222)
    Other assets                                                  (1,905)          10,538           (6,068)           (6,766)
    Accounts payable and accrued expenses                        (77,797)          18,851          (76,383)           46,094
    Foreign currency translation                                  (2,070)           4,714          (11,793)            8,446
                                                            -----------------------------------------------------------------
     NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES           ($38,565)         $55,882            ($520)          $80,201

INVESTING ACTIVITIES
  Capital expenditures                                          ($29,095)        ($19,243)        ($80,802)         ($54,140)
  Proceeds from disposals of property, plant and equipment         1,500            3,778           13,578             9,504
  Other                                                              176            7,159             (878)           19,642
  Proceeds from disposals of equity investments                  146,335                -          146,335                 -
  Acquisitions                                                    (4,953)               -         (723,905)           (6,751)
                                                            -----------------------------------------------------------------
     NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES           $113,963          ($8,306)       ($645,672)         ($31,745)

FINANCING ACTIVITIES
  Cash dividends paid to shareholders                           ($11,124)         ($7,841)         (30,500)          (23,481)
  Issuance of common stock for acquisition                             -                -          180,010                 -
  Accounts receivable securitization financing borrowings              -                -          125,000                 -
  Accounts receivable securitization financing payments           (2,000)               -           (2,000)                -
  Payments on long-term debt                                    (103,159)         (35,145)        (152,381)          (36,872)
  Proceeds from issuance of long-term debt                             -             (304)         424,957                 -
  Short-term debt activity - net                                  25,881            1,356           54,421            14,462
                                                            -----------------------------------------------------------------
     NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES           ($90,402)         (41,934)        $599,507          ($45,891)

Effect of exchange rate changes on cash                             $602               76            2,678               855

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                 (14,402)           5,718          (44,007)            3,420
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                 $52,445          $31,094          $82,050           $33,392
                                                            -----------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                       $38,043          $36,812          $38,043           $36,812
                                                            =================================================================

------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET                                                           Sep 30               Dec 31
(THOUSANDS OF U.S. DOLLARS)                                                           2003                 2002
------------------------------------------------------------------------------------------------------------------
ASSETS
Cash & cash equivalents                                                               $38,043             $82,050
Accounts receivable                                                                   618,866             361,316
Deferred income taxes                                                                  35,194              36,003
Inventories                                                                           740,958             488,923
------------------------------------------------------------------------------------------------------------------
    TOTAL CURRENT ASSETS                                                           $1,433,061            $968,292
Property, plant & equipment                                                         1,626,285           1,226,244
Goodwill                                                                              206,831             129,943
Other assets                                                                          595,880             423,877
------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                                                                   $3,862,057          $2,748,356
==================================================================================================================

LIABILITIES
Accounts payable & other liabilities                                                  472,175            $296,543
Short-term debt & commercial paper                                                    240,971             111,134
Accrued expenses                                                                      402,559             226,393
------------------------------------------------------------------------------------------------------------------
    TOTAL CURRENT LIABILITIES                                                      $1,115,705            $634,070
Long-term debt                                                                        698,464             350,085
Accrued pension cost                                                                  559,031             723,188
Accrued postretirement benefits cost                                                  497,334             411,304
Other non-current liabilities                                                          30,060              20,623
------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                                                              $2,900,594          $2,139,270

SHAREHOLDERS' EQUITY                                                                  961,463             609,086
-----------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     $3,862,057          $2,748,356
=================================================================================================================